Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 2, 2017, is between White Mountains Insurance Group, Ltd., a Bermuda corporation (the “Company”), and David T. Foy (the “Executive”).
WHEREAS, effective as of May 16, 2017 (the “Effective Date”), Executive will resign as Executive Vice President and Chief Financial Officer of the Company and, except as contemplated under this Agreement, from all other positions with the Company and its subsidiaries;
WHEREAS, the Company (i) desires for Executive to remain employed by the Company following the Effective Date in an advisory capacity and (ii) has determined to give a general release to Executive in respect of Executive’s employment with the Company through the Effective Date; and
WHEREAS, Executive desires to remain employed in an advisory capacity by the Company and to give a general release to the Company in exchange for the considerations described in this Agreement, including, without limitation, a salary, participation in Company benefit plans, and vesting or settlement of outstanding awards under the White Mountains Long-Term Incentive Plan (the “LTIP”).
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, intending to be legally bound, Executive and the Company hereby agree as follows:
1.Duties; Responsibilities.
(a)    As of the Effective Date, Executive shall resign as Executive Vice President and Chief Financial Officer of the Company and, except as described below in Section 1(b), from all other employment positions with the Company and its subsidiaries. Executive shall also resign as a member of the board of directors of any subsidiary of the Company effective as of the Effective Date. Executive’s resignations described in this Section 1(a) shall be automatic and without any further action on Executive’s part or on the part of the Company and its subsidiaries. Executive hereby agrees to execute and deliver any additional notices or other documents reasonably necessary to implement such resignations.
(b)    The Company hereby employs Executive to perform, and Executive hereby agrees to be employed and to perform, advisory services for the Company and its affiliates (the “Services”). The Services will include, among other things, advising the senior executives of the Company and its affiliates on existing business initiatives, attending executive and investor meetings at the request of management and such other duties and responsibilities as reasonably determined by the Company’s Chief Executive Officer.
2.    Timing/Location. Executive shall make himself generally available to render services during the Employment Period as requested by the Company. Unless otherwise mutually agreed by the Company and Executive, Executive shall render services hereunder remotely from such locations as he determines in his sole discretion.

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3.    Employment Period. Executive’s employment pursuant to this Agreement shall begin on the Effective Date and shall continue, unless earlier terminated by either the Company or Executive, until December 31, 2017 (the “End Date” and, Executive’s period of employment hereunder, the “Employment Period”). Executive’s termination of employment on the End Date shall be automatic and without any further action on the part of Executive or on the part of the Company and its subsidiaries. Executive expressly acknowledges and agrees that Executive shall not be entitled to any severance pay or separation benefits in connection with the expiration of the Employment Period.
4.    Compensation.
(a)    During the Employment Period, the Company shall pay Executive a salary in accordance with its regular payroll practices at an annual rate of $500,000 (the “Salary”). During the Employment Period, Executive shall not accrue additional vacation, sick time or other paid time off.
(b)    In addition to the Salary, the Company shall reimburse Executive for all reasonable and necessary expenses (including, without limitation, travel and meal expenses) incurred or paid by Executive during the Employment Period, in connection with, or related to, the performance of the Services reasonably promptly after receipt of an itemization and documentation of such expenses.
(c)    If the Company terminates Executive’s employment prior to the End Date for any reason other than a material breach by Executive of this Agreement, the Company shall pay Executive the Salary through the End Date, subject to Executive’s continued compliance with his obligations hereunder. Following any termination, Executive will have thirty calendar days to submit any final expenses for reimbursement.
(d)    During the Employment Period, Executive shall continue to participate in the Company’s employee benefit plans applicable to other Company executives from time to time, subject to the terms and conditions thereunder, as modified or amended in the Company’s sole discretion; provided that no such continued participation shall result in a duplication of benefits received by Executive under any severance plan or arrangement of the Company as result of Executive’s modification of the terms of his employment pursuant to this Agreement. For the avoidance of doubt, nothing in this Agreement is intended to modify Executive’s right to continuation of medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(e)    Subject to Executive’s continued employment through the End Date, the Company shall, before March 15, 2018, pay to Executive his earned bonus under the Company’s annual bonus program for the Company’s 2017 fiscal year (such program, the “2017 Bonus Program” and such bonus, the “FY 2017 Bonus”). The amount of the FY 2017 Bonus shall be determined based on Executive’s 2017 target bonus amount and the pool percentage for the 2017 Bonus Program determined by the Compensation Committee of the Company’s board of directors to be applicable to employees of the Company generally.

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(f)    For the avoidance of doubt, no equity incentives will be granted to Executive by the Company for 2017 or otherwise during the Employment Period.
5.    Settlement of Outstanding LTIP Awards. As of the date hereof, Executive holds the awards under the LTIP set forth on Exhibit A hereto (the "LTIP Awards"), consisting of (i) the performance share awards for the 2015-2017 performance cycle and the 2016-2018 performance cycle (collectively, the “PSAs”) and (ii) restricted share awards granted in 2015 and 2016 (collectively, the “RSAs”). Subject to Executive’s satisfaction of the Release Requirement, the LTIP Awards will be settled as follows:

(a)
The PSAs (consisting of 3,000 performance shares granted with respect to the 2015-2017 performance cycle and 2,900 performance shares granted with respect to the 2016-2018 performance cycle) shall be canceled as of the Release Date and, instead, the Company shall pay to Executive a cash amount equal to the sum of (i) an amount equal to the product of (x) 8,850 and (y) a price per share of common stock of the Company (“Share”) determined by averaging the high and low average prices of Shares on each of the five consecutive trading days ending on the Release Date and (ii) any accrued but unpaid dividends in respect of such performance shares as of the Release Date. Such cash amount shall be paid in a lump sum within five business days after the Release Date.

(b)	The RSAs (consisting of 3,000 restricted Shares normally vesting on January 1, 2018 and 2,900 restricted Shares normally vesting on January 1, 2019) will immediately vest on the Release Date.
6.    Release of Claims. As a condition of receiving the payments and benefits provided under Section 5, Executive will be required to execute, deliver and not revoke, within sixty (60) calendar days following the Effective Date, the mutual release attached hereto as Exhibit B (the “Release”), such Release to be delivered by Executive and become irrevocable no later than sixty (60) calendar days following the Effective Date (the “Release Requirement” and, the date such Release becomes effective and irrevocable in accordance with its terms, the “Release Date”). If the Release has not been executed, delivered and become irrevocable by Executive prior to the 60th day following the Effective Date (other than as a result of Executive’s death or incapacity), all benefits provided under Section 5 shall be forfeited.
7.    Information; Access; Technology. During the Employment Period, Executive shall have access to Company information and personnel as is reasonably necessary or desirable to perform the Services. Except as provided in Section 8, upon the Effective Date, Executive will return to the Company all property and proprietary information of the Company in Executive’s possession or under his control (other than any such property or information, if any, which Executive has reason to retain in connection with any services he may be providing to the Company during the Employment Period). Except as required to perform the Services hereunder, Executive agrees to not use or divulge to any third-party any such Company property or proprietary information (including confidential or proprietary information or intellectual property of any third-party with which Executive has been entrusted or which Executive has otherwise acquired by virtue of his employment with the Company).

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8.    Electronic Devices. Notwithstanding Section 7, Executive shall be permitted to retain Executive’s Company-issued cellular phone and the telephone number associated therewith; provided that Executive meets with a designated member of the Company’s information technology department as soon as practicable following the date hereof to delete all proprietary Company software and records therefrom. The Company shall provide reasonable assistance to Executive to transfer the telephone number associated with Executive’s Company-issued cellular phone to a carrier or personal account of Executive’s choosing.
9.    Agreement to Not Compete.
(a)    Executive acknowledges that in the course of his employment with the Company and its affiliates (hereinafter collectively referred to as the “Company Group”), he has and will become familiar with trade secrets and other confidential and proprietary information of the Company Group and that his services are and shall be of special, unique and extraordinary value to the Company.
(b)    Executive agrees that, during the period commencing on the Effective Date and ending on December 31, 2017, he will refrain from, directly or indirectly, owning any interest in, managing, controlling, financing, participating in, consulting with, rendering services for, any activity or business transaction for himself or any other person or entity, or affiliate, whether or not for remuneration, direct or indirect, contingent or otherwise, which (i) may result in a conflict of interest or otherwise adversely affect the proper discharge of Executive’s duties with, and responsibilities to, the Company hereunder, or (ii) in any way competes with, or interferes with, any operation of the Company Group; provided that this provision shall not prohibit Executive from being a passive owner of (i) not more than one percent of the outstanding stock of any company which is publicly traded and (ii) interests in hedge funds, private equity funds, mutual funds and similar investment vehicles, in each case so long as Executive has no active participation in the business of such company or investment vehicles.
(c)    Executive further agrees that Executive shall refrain from, directly or indirectly, (i) during the period commencing on the Effective Date and ending on December 31, 2019 (the “Restriction Period”), (A) inducing or attempting to induce any employee of the Company Group to leave the employ of the Company Group and (B) hiring any person who was an employee of the Company Group at any time during the twelve-month period preceding such hiring; and (ii) during the period commencing on the Effective Date and ending on December 31, 2018, inducing or attempting to induce any existing or prospective customer, supplier, licensee, lender, licensor or other business relation of the Company Group to cease doing business with the Company Group, or to reduce the level of business conducted with the Company Group.
(d)    During the Restriction Period, (i) Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company Group, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders and (ii) the Company shall instruct the Company Parties (as defined below) not to make any oral or written negative, disparaging or adverse statements or representations of or concerning Executive; provided, however, that nothing in this Agreement shall prohibit (A) critical communications between Executive and the Company in connection with Executive’s employment, (B) Executive or any Company Party from disclosing

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truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) and (C) either party from acting in good faith to enforce such party’s rights under this Agreement. For purposes of this Agreement, the term “Company Parties” shall mean the executive officers and designated spokespersons of the Company, acting in their capacity as representatives of the Company.
(e)    The parties each acknowledge that the business of the Company Group is global in scope and intend for the covenants contained in this Section 9 to apply in each country in the world in which the Company Group conducts business on the date hereof or in which the Company Group has a reasonable expectation of conducting business in the future. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.
(f)    Executive agrees that any violation of this Section 9 shall constitute a material breach of this Agreement and that the Company’s discontinuance of any payments to Executive hereunder as a result of such breach shall in no way preclude the Company from seeking relief to enforce the provisions of this Section 9.
10.    Confidentiality. Executive shall not disclose to any third-party (other than to his advisers, attorneys or other representatives with a need to know such information): (a) any information with respect to the terms and provisions of this Agreement, including, without limitation, the existence and subject matter of this Agreement; and (b) any information relating to the Company Group which is disclosed to, or created for the Company by, Executive during the course of the Employment Period or otherwise under this Agreement except (i) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Executive shall, to the extent permitted by applicable law, provide the Company with reasonable notice of such potential disclosure and a reasonable opportunity to exercise any legal remedies available to the Company to limit such disclosure and seek confidential treatment of such information at the Company’s expense and (ii) in order to enforce his rights under this Agreement. Notwithstanding the foregoing, this Agreement is not intended to and shall be interpreted in a manner that does not limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
In addition, Executive hereby acknowledges that he is aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
11.    Acknowledgements; Equitable Relief. Executive acknowledges and agrees that his covenants contained in this Agreement are expressly intended to protect and preserve the legitimate business interests and goodwill of the Company Group. Executive further acknowledges and agrees that his breach of any such covenant will cause the Company Group irreparable injury and damage that cannot be adequately compensated by money damages. Executive therefore expressly agrees that the Company Group shall be entitled to injunctive or other equitable relief in order to

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prevent a breach of this Agreement by Executive in addition to such other remedies as are legally available to the Company Group.
12.    Indemnification. The Company shall indemnify Executive and hold him harmless from any claims, demands, liabilities, actions, suits or proceedings (“Claims”) asserted or claimed by third-parties arising out of the performance of Executive’s duties hereunder, or as an officer or director of the Company or any of its affiliates before and during the Employment Period to the fullest extent provided in the Company’s governance documents, and permitted under applicable law, except to the extent such Claims arise from Executive’s willful misconduct or fraud. Without diminution of the Executive’s rights under this Section 12, the Company shall indemnify the Executive during and after the Employment Period at least to the same extent that the Company indemnifies its then active senior executive officers.
13.    Announcement. Except as otherwise required by applicable law, the parties hereto agree that all press releases, employee communications and public announcements or filings relating to Executive’s resignation as Executive Vice President and Chief Financial Officer shall be consistent with the press release attached hereto as Exhibit C. The parties hereto acknowledge that the terms of this Agreement will be publicly disclosed in accordance with applicable securities laws.
14.    Legal Costs. The Company shall pay directly or reimburse Executive for reasonable legal fees and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement and related issues.
15.    Public Filings. Executive agrees to provide to the Company such information pertaining to Executive as the Company may reasonably request in connection with the Company’s preparation of filings required to be made by the Company pursuant to the Exchange Act (including, without limitation, the Company’s Proxy Statement to be filed in 2018); provided that, Executive shall use reasonable best efforts to comply with such request not later than five business days after written request for such information has been made by the Company.
16.    Section 409A .
(a)    It is the intent of the parties that the arrangements set forth herein not violate the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), and that all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the Executive believes that a separation from service has occurred prior to the end of the Employment Period, the Company will take reasonable instruction from Executive in regard to the delay of payments required to be made subsequently hereunder in order that the requirements of Section 409A, or an exemption thereto, be satisfied in respect of such payments. In no event shall the Company (a) be required to accelerate any payments hereunder, or (b) have any liability to Executive as a result of the arrangements set forth herein failing to satisfy the requirements of Section 409A.

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(b)    Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to Executive under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its subsidiaries (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of this Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
17.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof. If there is any conflict between the provisions of this Agreement and the provisions of the plans, policies, and programs referred to in this Agreement, the provisions of this Agreement will control.
18.    Survival. The provisions of Sections 4(c), 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 or 21 will survive the expiration or termination of this Agreement.
19.    Modifications. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.
20.    Governing Law; Jurisdiction. This Agreement will be construed and enforced in accordance with the laws of the State of New York applicable to contracts made in and to be performed in New York. THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (AND EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED. NOTHING IN THIS SECTION 20, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY.
21.    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by him.

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22.    Notice. Any notice or other communication hereunder to either party shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by registered mail, return receipt requested, postage prepaid, addressed to the party as its respective address as it appears below:
Notices to Executive:

To the most recent address on file with the Company
Notices to the Company:

White Mountains Insurance Group, Ltd.
80 S. Main Street
Hanover, NH 03755
Attention: General Counsel
23.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but each of which together will constitute one and the same agreement.
* * *
{Signature Page to Follow}

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.
WHITE MOUNTAINS INSURANCE GROUP, LTD.

    By:
    Name:
    Title:
DAVID T. FOY

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EXHIBIT A
In reference to Section 5 of the Agreement, to which this Exhibit is annexed and deemed a part thereof, the Performance Share Awards and Restricted Share Awards are as follows:

A.	Performance Share Awards

Performance Cycle	Grant Date	Normal Vesting Date	Target Number of Shares
2015-2017	02/25/15	1/1/18	3,000
2016-2018	2/25/16	1/1/19	2,400
2016-2018	8/25/16	1/1/19	500

B.	Restricted Share Awards

Grant Date	Normal Vesting Date	Number of Shares
02/25/15	1/1/18	3,000
02/25/16	1/1/19	2,400
08/25/16	1/1/19	500

A-1
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EXHIBIT B
Mutual Release of Claims
WHEREAS, David T. Foy (“Executive”), resigned from his positions as Executive Vice President and Chief Financial Officer of White Mountains Insurance Group, Ltd. (the “White Mountains”) as of May 16, 2017 (the “Resignation Date”); and
WHEREAS, Executive and White Mountains entered into that certain letter agreement, dated as of May 2, 2017 (the “Employment Agreement”).
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive and White Mountains agree as follows:
This mutual release of claims (this “Release”) is effective as of the date hereof and shall continue in effect as provided herein.
1.    (a) In consideration of the mutual covenants and agreements contained in the Employment Agreement, Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges White Mountains and its respective predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively, the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has arising out of or relating to Executive’s employment by, or service with, the Company and resignation from such employment or service (“claims”) including but not limited to:
(a)    any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act or any other applicable federal, state or local law provisions, whether domestic or foreign; and
(b)    any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.
(b)    Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Employment Agreement.

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(c)    Executive further agrees and acknowledges that:
(a)    The release provided for herein releases claims up to and including the date of this Release;
(b)    Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;
(c)    Executive has been given a period of 45 calendar days to review and consider the terms of this Release prior to its execution and that he may use as much of the 45-day period as he desires; and
(d)    Executive may, within seven calendar days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Company. For such revocation to be effective, such written notice must be actually received by the Company no later than the close of business on the seventh day after Executive executes this Release. If Executive exercises his right to revoke this Release, all of the terms and conditions of this Release shall be of no force and effect (including, for the avoidance of doubt, the release of claims by the Company described in Section 2 of this Release).
(d)    Executive agrees that he shall never file a lawsuit or other complaint asserting any claim that he releases in this Release or the validity or enforceability of this Release.
(e)    Executive does not by this Release relinquish (i) any right to any vested, deferred benefit in any benefit plan, (ii) any right to indemnification or insurance under any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company’s Memorandum of Continuance and Bye-Laws, (iii) any right that is not waivable under applicable law, (iv) any right with respect to any event, act or omission taking place after the date hereof, (v) any right with respect to the Company’s breach of any terms or conditions of the Employment Agreement or (vi) any right Executive may have to obtain contribution as permitted by applicable law in the event of any judgment against Executive as a result of any act or failure to act for which the Company or its affiliates and Executive are jointly liable.
2.    (a) In consideration of the mutual covenants and agreements contained in the Employment Agreement, the Company hereby releases, dismisses, remises and forever discharges Executive and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) from any and all claims of any kind and every description, whether known or unknown, arising out of or relating to Executive’s employment by or service with the Company and resignation from such employment or service.
(b)    The Company understands and acknowledges that Executive does not admit any violation of law, liability or invasion of any of its rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Company ever had or now may have against Executive to the extent provided in this Release. The

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Company further agrees and acknowledges that no representations, promises or inducements have been made by Executive other than as appear in the Employment Agreement.
(c)    The Company further agrees and acknowledges that:
(a)    The release provided for herein releases claims up to and including the date of this Release.
(b)    The Company agrees that it shall never file a lawsuit or other complaint asserting any claim that it releases in this Release or the validity or enforceability of this Release.
(d)    The Company does not by this Release relinquish (i) any claims the Company may have against Executive for illegal conduct, (ii) any right that is not waivable under applicable law, (iii) any right with respect to any event, act or omission taking place after the date hereof, (iv) any rights with respect to Executive’s breach of any terms or conditions of the Employment Agreement or (v) any right the Company may have to obtain contribution as permitted by applicable law in the event of any judgment against the Company or its affiliates as a result of any act or failure to act for which Executive and the Company or its affiliates are jointly liable and with respect to which the Company is not otherwise obligated to indemnify Executive.
3.    The Company and Executive agree that the terms of this Release are and shall be deemed to be strictly confidential, and each agrees not to disclose such terms to any person or entity other than their legal, financial and tax advisors (or, in the case of Executive, his immediate family) or as required by applicable law or applicable regulatory rules, without the prior written consent of the other party. Notwithstanding the foregoing, this Release is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934). The Company and Executive each agree that they shall remain obligated to the other party under the Employment Agreement from and after the date of this Release to the extent provided thereunder. The provisions of this Release are severable and if any part of it is found to be unenforceable, the other paragraphs shall remain full, valid and enforceable.

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IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this Release on the dates set forth below.

White Mountains Insurance Group, Ltd.

By:
Name: Robert L. Seelig
Title: Managing Director & General Counsel

David T. Foy

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EXHIBIT C
PRESS RELEASE
Parties agree that should there be a press release it will
be mutually reviewed and approved prior to release

C-1
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